Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BJ’s Restaurants, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.                     ) pertaining to BJ’s Restaurants, Inc. 2005 Equity Incentive Plan of our report dated March 9, 2011, with respect to the consolidated financial statements BJ’s Restaurants, Inc. and the effectiveness of internal control over financial reporting of BJ’s Restaurants, Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
March 9, 2011